Exhibit 5.1

KPMG LLP

205 5th Avenue SW

Suite 3100

Calgary AB T2P 4B9

Tel (403) 691-8000

Fax (403) 691-8008

www.kpmg.ca

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Nutrien Ltd.

We consent to the use of our report dated February 17, 2022, on the consolidated financial statements of Nutrien Ltd. and subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2021 and December 31, 2020, the related consolidated statements of earnings, comprehensive income, cash flows, and changes in shareholders’ equity for the years then ended, and the related notes, and our report dated February 17, 2022 on the effectiveness of internal control over financial reporting as at December 31, 2021, which are incorporated by reference in this amendment no. 1 to the registration statement on Form F-10/A (No. 333-263275) dated March 11, 2022 of the Company and to the reference to our firm under the heading “Experts” in the prospectus included in this amendment no. 1 to the registration statement on Form F-10/A (No. 333-263275) dated March 11, 2022 of the Company.

/s/ KPMG LLP

Chartered Professional Accountants

March 11, 2022

Calgary, Canada

KPMG LLP, an Ontario limited liability partnership and member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee. KPMG Canada provides services to KPMG LLP.